Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-4 (No. 333-252139) of Navios Maritime Partners L.P. of our report dated April 1, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Navios Maritime Partners L.P.’s Annual Report on Form 20-F for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

February 17, 2021